Exhibit 10.20

EMPLOYMENT AGREEMENT entered into at Québec, this 10th day of November, 2014

BY AND BETWEEN:	LEDDARTECH INC., a corporation duly constituted under the laws of Canada, having its head office at 2740, Einstein, Québec, Québec, GIP 4S4, duly represented by Mr. Réjean Asselin, Director;
(Hereinafter referred to as the “CORPORATION”
AND:	CHARLES BOULANGER, residing and domiciled at 1213, Rodolphe-Forget, Québec, Québec, G1S 3Y6;
(hereinafter referred to as the “EMPLOYEE”)

WHEREAS the CORPORATION is engaged in the development of LED detection and ranging technologies;

WHEREAS the CORPORATION has agreed to retain the services of the EMPLOYEE subject to the teams and conditions hereinafter set out;

THEREFORE, THE PARTIES AGREE TO THE FOLLOWING:

1.           PREAMBLE

1.1         The preamble hereto forms an integral part hereof.

2.           DUTIES AND FUNCTION

2.1         The EMPLOYEE will fill position of President and Chief Executive Officer (CEO).

2.2         The EMPLOYEE shall perform the duties and responsibilities commensurate with his position as President and Chief Executive Officer.

2.3         For the duration of this Agreement, the EMPLOYEE acknowledges and agrees that he will provide services to the CORPORATION under this Agreement on a full-time basis. Notwithstanding the preceding, the EMPLOYEE may assume directorship responsibilities for any third party with the prior written consent of the CEO of the corporation, not to be unreasonably withheld, provided that such responsibilities do not conflict with or unreasonably interfere with the performance of his responsibilities to the CORPORATION. The EMPLOYEE confirms that at the time of this Agreement, his directorships are Chimie Parachem inc, Bonlook inc and Pétrolia inc. and undertakes to restrain its outside consultative or directorship responsibilities to two directorship by December 31th, 2014 or any other date agreed upon with the Chairman of the CORPORATION.

2.4         The EMPLOYEE shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the CORPORATION’s legitimate interests for the duration of this Agreement.

2.5         The EMPLOYEE will report to the Board of Directors and shall collaborate with the direction of the Board of Directors for the general orientations and strategic matters.

3.           TERM

3.1         The present Agreement will begin on “closing date” and shall continue thereafter for an undetermined period.

4.           COMPENSATION AND BENEFITS

4.1         As remuneration for the performance of the EMPLOYEE’s duties hereunder, the CORPORATION shall pay to the EMPLOYEE a gross annual salary of three hundred thousand dollars ($300,000) (hereinafter referred to as the “Base Salary”). The Base Salary shall be paid in accordance with the CORPORATION’s pay policy.

4.2         The CORPORATION undertakes to put in place a Management Stock Option Plan (the “MSOP”) as per the terms and conditions set forth in the Corporation’s amended and restated unanimous shareholders’ agreement dated the date hereof (the “USA”) within 60 days from the date hereof. For the next three (3) financial years, upon the execution of yearly milestones, as defined by the CORPORATION’s Board of Directors, which shall be reasonably attainable, the EMPLOYEE shall be entitled to a bonus equal to up to 50% of his Base Salary, which shall automatically be part of the MSOP. In addition to the foregoing, the EMPLOYEE shall also be eligible to allocate up to a maximum of 20% of his Base Salary per year to the MSOP upon the same terms and conditions as those described in the USA. The milestones for the attribution of an initial maximum bonus for FY 2015 shall be defined by the Board of Directors and agreed on as soon as possible but no later than 45 days after this Agreement date. Such milestones shall be revised yearly.

4.2         The EMPLOYEE shall be granted 100,000 stock options in accordance with the existing Employee Stock Option Plan of the Corporation (the “ESOP”), exercisable at a strike price of 5,50$. Twenty five percent (25% of 100,000) of the granted stock options will be vested on the first anniversary of the date of the grant and an additional twenty five percent (25% of 100,000) will vest on each of the second, third and fourth anniversaries of the date of grant, all in accordance with the ESOP with the exception that, each options vested as of the date of Termination as a result of a Termination of his employment without Cause, Death or Disability shall remain exercisable until the earlier of: (i) 18 months from the Termination Date, and (ii) the expiration of such options in accordance with their terms.

4.4         Any and all options granted to the EMPLOYEE under the ESOP shall benefit from an automatic accelerated vesting upon the occurrence of a ”Sale Transaction” (as such term is defined in the ESOP) or upon the initial public offering of the shares of the CORPORATION on a major recognized stock exchange.

4.5         The EMPLOYEE shall be entitled to forty (40) days of paid vacation per calendar year in accordance with the CORPORATION’s vacation policy. All earned vacation time for a calendar year is available to the EMPLOYEE as of January 1st of such calendar year, or on date of hire, as the case may be, although they are gradually earned throughout the year. The EMPLOYEE shall have the option to allocate the cash consideration of all or part of the unused vacation days that the CORPORATION shall pay to him, for any given year, as the case may be, to the MSOP (as defined in 4.2 here above). Unused vacation cannot be carried over to the next year and may, at the option of the EMPLOYEE, either be paid to him or allocated to the MSOP as provided above. The timing of such vacation shall be determined by mutual agreement between the CEO and the Chairman of the Board and by taking into consideration the EMPLOYEE’s preferences and the CORPORATION’s operating needs. It is understood and agreed that no more than fifteen (15) days can be taken in a row unless agreed with the Chairman of the CORPORATION. Upon termination of employment, the EMPLOYEE will refund the CORPORATION of any used vacation days taken in excess of the number of days earned for the year or the CORPORATION will pay all accrued but unused vacation days as the case may be.

4.6         The EMPLOYEE shall be entitled to participate in any benefit plan provided by the CORPORATION generally to all employees and approved by the Board of Directors.

4.7         The Base Salary and other benefits in this section 4 shall be annually revised (currently at the beginning of each fiscal year) in accordance with the CORPORATION’s policy.

5.           BUSINESS EXPENSES

5.1         All legitimate and reasonable out-of-pocket expenses, including cellular phone, parking fee, computer, air travel, accommodation and, business expenses, reasonably and properly incurred by the EMPLOYEE in connection with his duties hereunder, shall be reimbursed to the EMPLOYEE upon submission of supporting documentation.

6.           CONFIDENTIALITY

6.1         The EMPLOYEE acknowledges that work carried out by the CORPORATION’ in the field of LED detection and ranging technologies has led to the creation and development of innovative and highly confidential methodologies and technologies which are unique and valuable to the CORPORATION. The EMPLOYEE acknowledges that he will receive, during his employment, Confidential Information concerning the CORPORATION, its technologies and the CORPORATION’s past, present and future activities. The EMPLOYEE agrees that disclosure of the Confidential Information could be harmful to the CORPORATION and contrary to its best interest.

6.2         Consequently, the EMPLOYEE shall not, during the term of his employment and for a period of twenty-four (24) months following termination of his employment, however caused, disclose the Confidential Information to any person, directly or indirectly, nor use it, except as may be required in the course of carrying out his duties hereunder or when required by law. If the EMPLOYEE fails to respect this provision, the CORPORATION may take either disciplinary action up to, and including dismissal for cause, without notice or any indemnity or compensation in lieu thereof.

6.3         In this Agreement, the expression “Confidential Information” includes notably all data, inventions, information, technical, administrative or commercial strategies, customers and suppliers lists, customer and supplier related information, software or portions of software, source code, drawings, algorithms, sketches, configuration or any other information disclosed to the EMPLOYEE by the CORPORATION. Notwithstanding the preceding, the following information shall not be deemed “Confidential Information” for the purpose hereof;

6.3.1      which at the time of disclosure is readily available to the trade or the public;

6.3.2      which after disclosure becomes readily available to the trade or the public, other than through a breach of this Agreement by the EMPLOYEE;

6.3.3      which is subsequently lawfully and in good faith obtained by the EMPLOYEE from an independent third party without breach of this Agreement, as shown by documentation sufficient to establish the third party as a source of the Confidential Information, and not obtained by the third party directly or indirectly from the CORPORATION or any of its shareholders or former shareholders, its directors or former directors, officers or former officers, or its employees or former employees; or

6.3.4      which the EMPLOYEE is by law required to disclose; provided the Employee shall have given the CORPORATION prior written notice thereof as soon as is possible In the circumstances.

7.           NON-COMPETITION AND NON-SOLICITATION

7.1         The Employee undertakes, throughout his employment with the Corporation and for a period of 24 months immediately following the date upon which he ceases to be employed by the Corporation for any reason whatsoever, to refrain from directly or indirectly performing duties, carrying out activities, or entering into business, in any capacity whatsoever, including, without limitation, as a shareholder, partner, consultant, employer, employee, principal, agent, franchisee, franchisor, distributor, advisor or lender related to the Corporation’s industry sector notably, without limiting the generality of the foregoing, the design, production, sale and distribution of optical sensing systems that use single or several light-emitting diode(s) (“LED”) sources, in the visible spectrum of light or not, for purposes of detection, distance measurement or both, all based upon the measurement of the time of flight of the emitted light (“Forbidden Activities”), throughout the territory of the world (the “Territory”).

Notwithstanding Section 7.1, if the Employee holds a passive investment representing no more than two percent (2%) of the issued and outstanding shares in a company listed on a recognized exchange that operates, in whole or in part, directly or indirectly in the Forbidden Activities, this shall not constitute a failure to comply with the obligations set forth in this Agreement.

7.2         The Employee undertakes, throughout his employment with the Corporation and for a period of 24 months immediately following the date on which he ceases to be employed with the Corporation for any reason whatsoever, to refrain from directly or indirectly soliciting the Corporation’s clients in any capacity whatsoever, including, without limitation, as a shareholder, partner, consultant, employer, employee, principal, agent, franchisee, franchisor, distributor, advisor or lender, in order to offer them goods and/or services competitive with those provided by the Corporation, or influencing any individual to end his business relationship with the Corporation.

7.3         The Employee undertakes, throughout his employment with the Corporation and for a period of 24 months immediately following the date on which he ceases to be employed with the Corporation for any reason whatsoever, to refrain from directly or indirectly soliciting the Corporation’s employees, and this in any capacity whatsoever, including, without limitation, as a shareholder, partner, consultant, employer, employee, principal, agent, franchisee, franchisor, distributor, advisor or lender, or influencing any individual to end his employment relationship with the Corporation. The restriction set forth in this Article does not apply to general employment solicitation not directed towards one of the Corporation’s employees.

7.4         The Employee acknowledges that the obligations contained in this Article are reasonable limitations considering the competitive context of the Corporation’s activities. The Employee also acknowledges that the obligations set out in this Article are necessary in order to protect the Corporation’s legitimate interests and do not prevent the Employee from earning a living by performing his art or trade.

7.5         The Employee also acknowledges that the undertakings set forth in this Article constitute distinct undertakings that are separate from each other and, consequently, should one of these undertakings be declared null, void, or unenforceable, it shall no longer be considered part of this Agreement, and all other undertakings, shall continue to apply.

8.           TERMINATION OF EMPLOYMENT

8.1         This Agreement may be immediately terminated by the CORPORATION upon written notice to the EMPLOYEE, without any futher obligation, in the following events:

8.1.1      upon the death of the EMPLOYEE,.

8.1.2      the EMPLOYEE commits any fraud, criminal misconduct, deceitful alteration of the records of the CORPORATION, gross negligence or recklessness in the performance of his duties hereunder;

8.1.3      the EMPLOYEE is prohibited from working in Quebec or in Canada;

8.1.4      the EMPLOYEE commits a material breach of any of the essential conditions or provisions of this Agreement;

8.1.5      the EMPLOYEE suffers from a mental or physical incapacity which renders him unable to fulfill his obligations hereunder. For the purpose of the present section, the EMPLOYEE shall be deemed to be unable to fulfill his obligations, if during any period of six (6) consecutive months or any period of twelve (12) months (whether or not consecutive) in any consecutive twenty-four (24) months period, he is unable to perform his duties hereunder;

8.1.6      there is a serious reason for termination within the meaning of section 2094 of the Civil Code of Quebec.

8.2         The CORPORATION may, unilaterally terminate this Agreement without a serious reason by giving to the EMPLOYEE written notice thereof and a lump sum payment representing twelve (12) months of the Base Salary

8.3         The EMPLOYEE may voluntarily terminate this Agreement, by giving three (3) months written notice thereof from his established Date of Termination, it being understood, however, that this notice shall be for the sole benefit of the CORPORATION which shall as such be entitled to waive or renounce this notice, in whole or in part, in which case the employment of the EMPLOYEE shall terminate as of the date determined by the CORPORATION, in its sole discretion. In such case, the CORPORATION shall have no obligation to pay the EMPLOYEE any amount other than the Base Salary up to the Date of Termination, as determined by the CORPORATION, in its sole discretion.

9.           INTELLECTUAL PROPERTY

9.1         Definitions

The following definitions shall apply to Article 9 of this Agreement:

9.1.1      “Intellectual Property Right”: means any right acknowledged or granted, now or in the future, including any extension of such a right, in accordance with any law of any country concerning copyrights, patents, trade-marks, trade secrets, secret processes, industrial designs, or any other provision of law or principle of civil or common law relating to intellectual property whether registered or unregistered; “Intellectual Property Right” includes any right pertaining to any registration application or the securing of any one of the above mentioned rights.

9.1.2      “Intellectual Property”: means all that is or can be protected under any Intellectual Property Right.

9.2         Intellectual Property Right

The Employee acknowledges and agrees that the Corporation is the owner of any and all Intellectual Property Rights to any Intellectual Property that are, in whole or in part, discovered, invented, created, expressed in any material form (tangible or intangible), produced or implemented by the Employee, whether acting alone, jointly or in collaboration with any third party, (a) in the execution of this Agreement, (b) relating to the technology, activities or affairs of the Corporation, its clients or suppliers, and/or (c) using the Corporation’s equipment or facilities.

Notwithstanding the paragraph above, should the Employee hold any Intellectual Property Rights to Intellectual Property contemplated in the above paragraph, whether by virtue of a country’s law or otherwise, the Employee hereby irrevocably assigns such Intellectual Property Rights to the Corporation, and this assignment shall take effect as of the date on which those Intellectual Property Rights come into existence, and shall be effective throughout the world for the entire period that those Intellectual Property Rights are protected (including any extension of this term as may occur from time to time in any country) and shall not be subject to any restriction whatsoever, including any related to format, market sectors or any other restrictions affecting the scope of this assignment.

The Employee irrevocably waives any moral right that he may claim with regards to Intellectual Property contemplated in the preceding paragraphs, to the fullest extent permitted by law in any country.

The Employee agrees to create and keep, at the Corporation’s premises, records or other documentation in conformity with industry practice related to any Intellectual Property that he discovers, invents, creates, produces, implements or expresses in any material form (whether tangible or intangible). These records and/or documentation shall include all source files or codes necessary to exploit such Intellectual Property.

The Employee agrees to refrain from incorporating his own Intellectual Property or that belonging to a third party into the systems, products or services of the Corporation without first obtaining the written consent of the Corporation and without disclosing to the Corporation the conditions under which this Intellectual Property can be used. Should the Employee incorporate his own Intellectual Property into the systems, products or services of the Corporation without respecting the provisions of this paragraph, the Employee shall irrevocably assign such Intellectual Property Rights to the Corporation, and this assignment shall take effect as of the date on which the incorporation took place and be effective throughout the world for the entire period that those Intellectual Property Rights are protected (this term may be extended from time to time in any country), and shall not be subject to any restriction whatsoever, including those relating to format, market sectors or any other restriction affecting the scope of this assignment.

The Employee undertakes, for the term of this Agreement and at all times thereafter, to fully and promptly disclose to the Corporation any Intellectual Property contemplated in the preceding paragraphs and to fill out and sign, at the Corporation’s request, such documents as may be necessary or useful to reflect or give effect to the provisions in Article 7 of this Agreement, including any required in order to ensure that the Corporation may obtain, protect or exercise these Intellectual Property Rights in any country.

10.         VIOLATION

10.1       The EMPLOYEE recognizes that any breach by the EMPLOYEE of the covenants set forth in Sections 6 and 7 herein would result in serious immediate and irreparable prejudice to the CORPORATION for which monetary damages would not be an adequate remedy. The EMPLOYEE expressly agrees that in addition to any and all remedies available to the EMPLOYER in the event of any actual or impending breach of such covenants, the CORPORATION shall have the immediate remedy of injunction or such other relief as may be delivered or issued by any court of competent jurisdiction to enforce the provisions of this Agreement.

11.         CONTRACT AND AGREEMENT

11.1       This Agreement sets forth the entire contract of employment between the CORPORATION and the EMPLOYEE and replaces all prior discussions or verbal or written agreements between the parties.

11.2       This Agreement may not be changed, modified, released or otherwise amended, in whole or in part, except by an instrument in writing, signed by the EMPLOYEE and the CORPORATION. Any subsequent change in the duties, salary or compensation will not affect the validity of this Agreement.

12.         JURISDICTION AND INTERPRETAION

12.1       This Agreement shall be governed and construed in accordance with the laws of the province of Québec. Any dispute arising between the parties hereto shall be referred to the competent court of the province of Québec, district of Québec City, Canada.

12.2       In the event where any one of the provision of this Agreement is, for any reason, considered invalid or unenforceable by a competent court, then the remainder of this Agreement shall remain in full force and effect.

12.3       The EMPLOYEE acknowledges that he had time to read and thereby understand this Agreement and that he has raised any relevant question and checked the extent of her rights and obligations. The EMPLOYEE also acknowledges that this Agreement is the result of negotiations and thereby understands arid accepts the nature and the extent of his/her rights and obligations.

12.4       All amounts mentioned in the present Agreement are in Canadian dollars.

13.         LANGUAGE

13.1       The parties acknowledge having required that the present Agreement be drawn up in the English language. Les parties reconnaissent avoir exigé la rédaction on anglais de la présente convention,

AND THE PARTIES HAVE SIGNED AT QUÉBEC, THIS 10th day of November, 2014.

LEDDARTECH INC.
Per:
	Réjean Asselin, Director	Charles Boulanger